Exhibit 99.1

Chembio Expands Product Distribution through Exclusive Agreement with
Isla Lab in the Caribbean

Sales of DPP® Zika IgM/IgG Assay in the Caribbean Anticipated in Second Half of 2016

MEDFORD, NY, August 18, 2016 – Chembio Diagnostics, Inc. (Nasdaq: CEMI), a leader in point-of-care (POC) diagnostic tests for infectious diseases, today announced that the Company has entered into an exclusive distribution agreement with Isla Lab Caribbean, which covers twenty-five nations in the Caribbean, excluding Puerto Rico and the U.S. Virgin Islands.
The exclusive distribution agreement with Isla Lab Caribbean initially includes Chembio's current products, which have met regulatory requirements to be marketed and sold in the Caribbean region: DPP® Zika IgM/IgG Assay, DPP® Micro Reader, DPP® HIV 1/2 Assay, DPP® HIV/Syphilis Assay, HIV 1/2 STAT-PAK® Assay, STAT-VIEW® HIV 1/2 Assay, and Chagas STAT-PAK® Assay. The agreement also includes future Chembio products, which are pending regulatory approval or in development, such as: DPP® Chikungunya IgM/IgG Assay, DPP® Dengue IgM/IgG Assay, and DPP® Zika/Chikungunya/Dengue IgM/IgG Combination Assay.
Chembio's newest product, the DPP® Zika IgM/IgG Assay detects antibodies from a 10uL fingerstick sample and provides quantitative results in 20 minutes, using the Company's patented Dual Path Platform (DPP®) technology. The DPP® Zika IgM/IgG Assay is the first POC Zika test to obtain CE mark, which allows Chembio to commercialize the test in 17 European countries as well as the Caribbean nations.
John Sperzel, Chembio's Chief Executive Officer, commented, "We are thrilled to expand the availability of our products through this exclusive distribution agreement with Isla Lab Caribbean, the largest diagnostics distributor in the Caribbean region, which represents a number of the most respected diagnostic companies in the world. Many of the tests we are developing on our patented DPP® technology are for the detection of viruses that are endemic in the Caribbean region, such as Dengue, Chikungunya and the Zika virus. The Caribbean region is experiencing widespread Zika virus transmission and we look forward to introducing the DPP® Zika IgM/IgG Assay and DPP® Micro Reader, the first POC Zika diagnostic test to be sold in the Caribbean, to help combat this serious public health crisis which is affecting Caribbean residents, including pregnant women, as well as travelers."
According to the World Health Organization (WHO) and the Centers for Disease Control and Prevention (CDC), viruses like Dengue, Chikungunya and Zika are present throughout the Caribbean region. As of August 11, 2016, the CDC identified the following Caribbean countries and territories with active Zika virus transmission: Anguilla, Antigua, Aruba, Barbados, Cayman Islands, Cuba, Curacao, Dominica, Dominican Republic, Grenada, Haiti, Jamaica, Martinique, Saint Barthelemy, Saint Lucia, Saint Maarten, Saint Vincent and the Grenadines, Trinidad and Tobago, and Turks and Caicos Islands. According to the U.S. Agency for International Development (USAID), there are also approximately 250,000 people living with HIV in the Caribbean, a region which has the second-highest prevalence of HIV in the world, after sub-Saharan Africa.

About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $8.0 billion point-of-care testing market. Chembio markets each of its DPP® HIV 1/2 Assay, HIV 1/2 STAT-PAK® Assay, and SURE CHECK® HIV 1/2 Assay, with these Chembio brand names, in the U.S. and internationally both directly and through third-party distributors.  The Company's SURE CHECK® HIV 1/2 Assay previously has been exclusively sold in the U.S. as Clearview® Complete HIV 1/2 Assay.
Chembio has developed a patented point-of-care (POC) test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products.
Headquartered in Medford, NY, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13485. Chembio Diagnostic Systems, Inc. is a wholly-owned subsidiary of Chembio Diagnostics, Inc. For more information, please visit: www.chembio.com.

About Isla Lab Products
Isla Lab Products, LLC was founded in 1977, in San Juan, Puerto Rico and is a leader in the distribution of innovative technology for clinical laboratories, hospitals and other healthcare institutions. For more information, please visit: www.islalab.com.

Forward-Looking Statements
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:

Chembio Diagnostics
Susan Norcott
(631) 924-1135, ext. 125
snorcott@chembio.com

Vida Strategic Partners (investor relations)
Stephanie C. Diaz
(415) 675-7401
sdiaz@vidasp.com